CARMEN TV PILOT LLC

Carmen is a bilingual Drama Thriller Romance TV Series made for streaming. "When a young acclaimed psychiatrist is given a death sentence by her doctor, she is forced to face the past that haunts her and atone for all she has done."


The Atonement of
Carmen Lizardo
TELEVISION STREAMING SERIES
TV-14 | 1h | Drama, Thriller, Romance

Invest

$99 minimum investment

Deadline April 29, 2022
in a month

Unit Price
$0.75

Total Raised
$10,106

Valuation
$4,200,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

After Eden Pictures and Carmen TV produce TV and film content in house with the mission to positively impact and transform culture through media.

A New Era Of Entertainment

- With advancing technology, and the abundance of easily accessible streaming platforms, theater and cable TV, viewership has steadily declined.
- Pandemic protocols have shuttered theaters and postponed 2020 Blockbuster releases disrupting the old Hollywood model.
- Many producers now go directly to streaming platforms for production financing and distribution. These companies often pay on delivery (or later in installments), in which case it is necessary for the producer to borrow against these payment commitments.
- 82% of Netflix's top-rated original content in 2019 were TV series.
- The binge-watching phenomenon is strong among Generation X (80 percent), Millennials (86 percent) and Generation Z (91 percent) consumers, as all of the groups feature a large majority reporting that they watch multiple episodes of streaming TV shows at once. Duration-wise, Millennials and Generation X streamers say they watch an average of seven TV episodes in a single sitting, while Generation Z streamers report watching an average of six. (Variety, Box Office Mojo)

PROBLEM

Entertainment Affects Culture

If bad company corrupts good character, how much more so does the entertainment we spend 38 hours (on average) a week watching? Watching just one hour of television a day can make a person more likely to become violent towards others, according to a researcher from the New York State Psychiatric Institute. In some circumstances, watching TV increases the risk of violence by five times, affecting both children and adults.

The popular drama, 13 Reasons Why, exemplifies the effects of media in culture. In the month following the show's debut in March 2017, there was a 28.9% increase in suicide among Americans ages 10-17 according to the National Institute of Mental Health [1]. The number of suicides was greater than that seen in any single month over the five-year period researchers examined.

person watching telvision on couch



SOLUTION

We plan to produce a 90 minute pilot episode as the first episode of the series "The Atonement of Carmen Lizardo". "Carmen" is a minority female-led, true bilingual and multicultural TV streaming show, infusing a rich flair of both the English and Spanish languages and cultures to its viewers.

Our goal is for the pilot to roll over into the series with a projected subsequent nine to thirteen episodes in season one.

The Atonement of Carmen Lizardo

The Atonement of
Carmen Lizardo

A Moral Obligation

Our cultures are in dire need of quality content with good moral messages to positively influence the individual watching. Instead of a violent culture, we have the opportunity to create a more peaceful one. Instead of glorifying issues such as suicide, we can give viewers hope and purpose, inspiring them to boldly affect their families and communities.

Our Mission

1) Create an entertaining parable as a conversation tool to illustrate how we have harmed ourselves and each other and walk through repentance.

2) Use and promote online and print curriculum to further illustrate this.

3) Develop and promote an interactive, engaging, bilingual website and app with features such as:

- Emergency hotlines
- Support groups
- Online programs featuring videos, podcasts and blogs from the actors and trained counselors promoting repentance, healing and ways to help others

4) Connect viewers in need of help for specific issues, which we plan to address as cases within the show. We also plan to incorporate actors, to empower and commission viewers to positively impact their families and communities.

Our Competitive Advantage

Our network

- Content creatives
- Distributors
- Advertising and data partners

Quality content with an increased ROI opportunity

- Lower capital intensive production methods
- Unique market analysis and culturally relevant content strategy

Strategic contributions and partnerships through the whole production process

Social Impact

TV & Film hire on average 276 people per project. The indirect socioeconomic impact of a production is over 1,000 people. Every dollar spent on wages impacts the community by $1.3 and every dollar spent on services impacts the community by $3.60. Carmen has a great opportunity to have a positive influence in the filming city, Dallas, Texas.

BUSINESS MODEL

Revenue Streams

The Atonement of Carmen Lizardo television series pilot has the opportunity to leverage several revenue streams. We plan to position and present the pilot episode for a potential acquisition by a top-tier streaming service such as Netflix, Hulu, or Prime. **Please be aware that this company is at the pre-revenue stage. These forward-looking statements are not guarantees of future performance and involve a high degree of known and unknown risks, uncertainties, assumptions, and other important factors, many of which are beyond the control of the Company and its management**.

Carmen TV Revenue Streams


1
Return on Finance
First Stream
Filming incentives / rebates and TAX credits
2
Distribution
Second Stream
Revenue from distribution through domestic and international streaming, licensing, sales, VOD, SVOD TVOD, PPV and royalties
REVENUE
3
Ancillaries
Third Stream
Advertising and sponsorships
Merchandise and ancillaries
Subsequent seasons

Ancillary Products

- Music downloads from the soundtrack, which AEP owns and controls 100%
- Licensing rights to merchandize
- Study guides
- Game affiliation
- Video rights
- Smartphone applications

Marketing

Making the Most of Each Project

We plan to partner with a social media marketing agency and a public relations firm to develop and implement effective marketing methods.

- Press releases
- Press interviews
- Long & short leads articles (print, magazine, digital)
- Featured write-ups

MARKET

According to Grand View Research:

- **Global Movies and Entertainment** market is estimated to reach USD $114.93B by 2025.
- **Global Broadcasting & Cable TV** was valued at USD $305.30B in 2019 and is expected to register a CAGR of 3.4% from 2020-2027.
- **Global Video Streaming** was valued at USD $50.11B in 2020 and is expected to expand at a CAGR of 21% from 2021-2028.

COVID Impact

- Live stream entertainment was up 46.5% for the first two quarters of 2020 over 2019
- Movie Theater closures negatively impacted the conventional film distribution market
- Network TV viewership increased in 2020 during COVID

As were in the midst of the ever evolving entertainment industry, current market trends continue to point towards streaming. The demand for quality television series and roles for the Hispanic population are high.

OUR HISTORY

Our feature film 8 DAYS has received international recognition through over 20 premiere events around the globe. SHARE (Serve, Help and Reach Everyone) is AEP's 501(c)(3) non-profit arm, which has allowed us to give back and financially support over seventy ministries around the world who fight the crime of child sex trafficking.

Exposed to over 200 million people, 8 DAYS has been subtitled in Spanish and distributed in 56 countries. 8 DAYS has been presented to the United Nations, the US Congress, South Africa Congress, U.S. Homeland Security, U.S. TSA, U.S. Juvenile Judicial system, 52 Mayors and Police Chiefs in the State of Georgia and nationwide, as well as multiple Universities and High schools.

The 8 DAYS movement has been seen on CNN, FOX, MSNBC, OAN, E! Entertainment, TMZ, ANN7 AFRICA and many more. Brothels have been shut down in the Dominican Republic. Girls have been rescued and lives have been saved.

Team on Steve Harvey Show


STEVE
HARVEY

Jaco Booyens on Fox News


FOX NEWS channel
JACO BOOYENS
PRODUCER/DIRECTOR
LIFE, LIBERTY & LEVIN

PRESS

- Yahoo News: "Jaco Booyens is tackling the epidemic of pedophilia at its core"
- Fox News: "Sex trafficking film highlights massive epidemic in 'our own backyard'"
- Steve Harvey: "Human Trafficking can't be ignored!"

THE KEY TEAM

The key team is responsible for the initial development and oversight in the completion of the project. Additional cast and specialized crew may be brought on for specific parts and roles.



Jaco Booyens

CEO & Producer

Jaco Booyens is a former professional athlete, a native of South Africa and an American citizen. He is a defender of life and the founder of Jaco Booyens Ministries through which he promotes morality and Christianity as it intersects with life, politics and liberty in the United States and abroad. Jaco is a world renowned public and motivational speaker and acclaimed for his work in the fight against sex trafficking. Jaco is the CEO of After Eden Pictures and directed the feature film 8 DAYS to bring awareness to human trafficking in the USA and abroad as well as directing and producing the TV series PIECES.. Jaco actively speaks around the world in a variety of formats.



Philipa Booyens

Writer & CCO

Philipa grew up in the entertainment industry as an accomplished model and actress. This former cover girl is also an author and the screenwriter of 8 DAYS (2015), I'm Not Ashamed (2016), PIECES TV Series, and several more films set for production. Philipa is an accomplished speaker, appearing on numerous news and talk shows like The Steve Harvey Show and has also been a featured speaker at events when she is not co hosting the Katie and Philipa show. Philipa's versatility, hard work ethic and unique insight fully enables her to head After Eden Pictures Creative department.



Dan Funk
Producer & COO

Dan has been married for 41 years to his wife Krystal. He has two married children, Vanessa, 33 and Bryson, 30. He is Papaw to 4 precious grandkids. Dan has a genuine calling to help, serve and minister to the fatherless. He has traveled numerous times doing short term missions trips working in orphanages in Mexico and Russia. Dan is involved and is on the board of several Christian non-profit ministries. Dan worked for a Christian talent development company. Dan is very gifted in planning and organization where he managed the Dallas office and also the Texas region. For After Eden Pictures, Dan serves as the VP in charge of corporate operations. Dan's heart is to bring a change to the culture of the entertainment industry by helping to create uplifting entertainment.

FOOTNOTES

[1] Release of "13 Reasons Why" Associated with Increase in Youth Suicide Rates

USE OF PROCEEDS

If the offering's maximum amount of $1,050,000 is raised:

Use	Value	% of Proceeds
Writers / Story	$50,000	4.8%
Scenario	$500	less than 0.1%
Producers	$61,500	5.9%
Director	$59,500	5.7%
Principal Cast	$225,000	21.4%
Supporting Cast	$123,400	11.8%
Rehearsals	$2,000	0.2%
Travel and Living	$35,000	3.3%
Production	$309,700	29.5%
Post Production	$107,900	10.3%
Insurance	$9,850	0.9%
Legal/Accounting	$3,700	0.4%
Publicity	$3,000	0.3%
Marketing	$5,000	0.5%
Expendable charges	$2,500	0.2%
Intermediary fees	$51,450	4.9%

TERMS

This is an offering of Class B Common Units, under registration exemption 4(a)(6), in CARMEN TV PILOT LLC. This offering must raise at least $10,000 by April 29, 2022 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. CARMEN TV PILOT LLC may issue additional securities to raise up to $1,050,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

7,000,000 units
× $0.75 per unit

$5,250,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

Form C on December 20, 2021

Form C/A on February 25, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Feb 25, 2022 — Filed Form C/A

Dec 20, 2021 — Primary offering of 1,400,000 units at $0.75

Dec 20, 2021 — Filed Form C

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